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                    EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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
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                                                                DECEMBER 31, 1999    December 31, 1998    December 31, 1997
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
Net Income                                                        $220,368,929         $167,975,347         $170,521,287

Common Equivalent Shares:

Weighted Average Common Shares Outstanding                         135,025,108          140,706,044          136,760,843
Weighted Average Common Equivalent Shares - Options                    385,172              675,556            2,424,623
Weighted Average Common Equivalent Shares - Restricted Stock           454,589              383,968              147,585
                                                               ----------------------------------------------------------
Weighted Average Common and Common Equivalent Shares               135,864,869          141,765,568          139,333,051
                                                               ==========================================================

Net Income per Common Equivalent Share - Basic                           $1.63                $1.19                $1.24
Net Income per Common Equivalent Share - Diluted                         $1.62                $1.18                $1.22
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